EXHIBIT 99.1

Crescent Financial Corporation Announces Third Quarter Results

CARY, N.C., Oct. 26, 2009 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank headquartered in Cary, North Carolina, announced unaudited net income for the three months ended September 30, 2009, before adjusting for the effective dividend on preferred stock, of $636,000 compared to net income of $746,000 for the prior year period. After adjusting for $422,000 in dividends and accretion on preferred stock, net income available for common shareholders for the current period was $214,000 or $.02 per diluted share compared to $.08 per diluted share for the prior year period. Core pre-tax operating earnings for the current period benefited from increases in the net interest margin and non-interest income, which more than offset increases in non-interest expenses. The increase in loan loss provision had a negative impact on bottom-line earnings.

Interest income was $14.1 million for the current quarter compared to $13.8 million for the prior year quarter. The increase in interest income from the higher volume of earning assets exceeded the unfavorable impact from lower yields on those assets. Yields on total earning assets did increase slightly on a linked quarter basis. Average total earning assets increased by $111.3 million to $983.0 million at September 30, 2009 compared with $871.7 million for the prior year period. The yield on earning assets was 5.68% for the current quarter compared to 6.30% from a year ago and 5.66% for the second quarter of 2009. Interest expense for the third quarter declined by $794,000 to $6.7 million from $7.5 million for the prior year period. Interest expense fell by $1.3 million as a result of the cost of funds declining from 3.81% for the third quarter of 2008 to 3.03% for the current quarter. That was partially offset by a $505,000 increase due to the volume of interest-bearing liabilities increasing by $92.2 million to $870.7 million. Due primarily to the drop in cost of funds, net interest margin improved by 10 basis points to 2.99% for the quarter ended September 30, 2009 compared with 2.89% for the prior year quarter.

The provision for loan losses rose by $676,000 or 53% to almost $2.0 million for the current quarter compared with $1.3 million for the third quarter of 2008. Total nonperforming loans increased by $3.2 million during the third quarter to $16.5 million from $13.3 million at June 30, 2009. Net charge-offs of loans in the third quarter was $1.3 million or an annualized 0.68% of average gross loans.

Non-interest income grew by $70,000 or 7% to $1.1 million for the quarter ended September 30, 2009. Revenues increased across several non-interest income categories including mortgage loan origination fees, earnings on cash value of bank owned insurance, deposit service charges and customer service fees. The Company realized $110,000 in gains on the sale of available for sale securities in September 2009. Total non-interest income for the quarter ended September 30, 2008 included approximately $121,000 in pre-tax, non-recurring revenue.

Non-interest expenses increased by $819,000 or 16% to $5.9 million compared with $5.1 million for the prior year quarter. Occupancy and personnel expenses increased by $242,000 and $149,000, respectively, as the Company opened two new branch offices during 2009. FDIC deposit insurance premiums increased by $207,000 and expenses related to loans and loan collections increased by $116,000.

The Company has been evaluating its goodwill asset for impairment in accordance with established accounting standards. The analysis involves a two-step process. Step one determines, based on a variety of valuation techniques, whether there is an indication that goodwill might be impaired. If there is an indication of impairment, a second step is performed to determine if actual impairment exists and to what extent. Subsequent to quarter end, the Company completed a step one analysis that suggests an indication of impairment. Step two is currently being performed and the results are not expected prior to the filing deadline of the SEC Form 10-Q. If in the future, it is determined that goodwill is impaired, it will be a non-cash accounting transaction that will not impact the company's cash flows, liquidity, or tangible capital.

For the nine months ended September 30, 2009, the Company reported unaudited net income, before adjusting for the effective dividend on preferred stock, of $1,821,000 compared to $2,777,000 for the nine months ended September 30, 2008. After adjusting for $1,012,000 in dividends and accretion on preferred stock, net income available for common shareholders for the current period is $809,000 or $.08 per diluted share compared with $.29 for the prior period. Net interest income was $21.9 million compared with $19.2 million. Although the net interest margin declined by 11 basis points to 2.96% for 2009, the positive impact from the increased volume of earning assets and the reduction in the cost of funds more than offset the negative effects of lower earning asset yields and the increased volume of interest-bearing liabilities. Non-interest income decreased by $88,000 to $2.7 million from $2.8 million. These results include transactions related to investment securities and other non-recurring transactions. In 2009, the Company recorded $297,000 in net losses related to investment securities compared with net gains for 2008 of $16,000. Total non-interest income for the nine-month period ended September 30, 2008 included $238,000 of non-recurring revenue. Non-interest expenses increased by $2.5 million, or 17%, with $2.0 million attributable to personnel, occupancy and FDIC insurance premium expenses. The provision for loan losses for the current nine-month period was $4.8 million compared with $2.5 million for the prior year period.

Crescent Financial Corporation reports total assets on September 30, 2009 of $1.1 billion reflecting an 11% increase over total assets of $955.5 million at September 30, 2008. Total net loans decreased slightly from $759.1 million to $758.2 million, total deposits increased from $711.6 million to $714.2 million and total borrowings increased from $145.7 million to $221.7 million. Total stockholders' equity grew from $94.2 million to $123.5 million.

Mike Carlton, President and CEO, stated, "While there continues to be many challenges throughout the markets we serve, we remain pleased with the level of core earnings that the Company has been able to generate during this time. Non-interest income and the company wide focus on core deposit gathering along with pricing discipline on loans has had a favorable impact on the net interest margin and earnings. Higher loan loss provisions have had an impact on earnings in recent quarters, however, we continue to believe our focused approach to managing asset quality will position us well for when the market begins to recover. As we approach the end of 2009, we will continue to monitor economic conditions and make the appropriate adjustments to the loan loss provision and reserve coverage. We remain committed to working with our customers through these difficult times and look forward to the opportunities that may be created by the current market conditions."

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

                   Crescent Financial Corporation
                   Financial Summary

 (Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)

 INCOME STATEMENTS (unaudited)
 -----------------------------
                           For the Three Month Period Ended
                 Sept. 30,  June 30,   March 31,  Dec. 31,   Sept. 30,
                   2009       2009       2009       2008       2008
                 ---------  ---------  ---------  ---------  ---------

 INTEREST INCOME
 Loans           $  11,986  $  12,026  $  12,077  $  12,500  $  12,571
 Investment
  securities
  available
  for sale           2,081      2,053      1,999      1,203      1,206
 Fed funds
  sold and
  other
  interest-
  earning
  deposits               1          5          2          8         17
                 ---------  ---------  ---------  ---------  ---------

   Total
    Interest
    Income          14,068     14,084     14,078     13,711     13,794
                 ---------  ---------  ---------  ---------  ---------

 INTEREST EXPENSE
 Deposits            4,885      5,069      5,243      5,898      5,953
 Short-term
  borrowings           507        506        463        323        126
 Long-term debt      1,265      1,241      1,141      1,315      1,372
                 ---------  ---------  ---------  ---------  ---------

   Total
    Interest
    Expense          6,657      6,816      6,847      7,536      7,451
                 ---------  ---------  ---------  ---------  ---------

     Net
      Interest
      Income         7,411      7,268      7,231      6,175      6,343
 Provision for
  loan losses        1,958      1,132      1,697      3,937      1,282
                 ---------  ---------  ---------  ---------  ---------

  Net interest
   income after
   provision
   for loan
   losses            5,453      6,136      5,534      2,238      5,061
                 ---------  ---------  ---------  ---------  ---------

 Non-interest
  income
  Mortgage
   loan
   origination
   income              223        215        296        207        189
  Service
   charges and
   fees on
   deposit
   accounts            424        396        388        429        414
  Earnings on
   life
   insurance           225        228        207        305        189
  Gain/loss
   on sale of
   available
   for sale
   securities          110         --         --         --         --
  Loss on
   impairment
   of non-
   marketable
   investment           --       (219)      (188)        --         --
  Other                146        132         85        107        267
                 ---------  ---------  ---------  ---------  ---------

   Total non-
    interest
    income           1,128        752        788      1,048      1,059

 Non-interest
  expense
  Salaries and
   employee
   benefits          3,030      3,017      2,971      2,508      2,881
  Occupancy
   and
   equipment           952        904        751        699        709
  Data
   processing          358        302        450        279        270
  FDIC deposit
   insurance
   premium             310        773        249        107        103
  Other              1,237      1,299      1,197      1,197      1,105
                 ---------  ---------  ---------  ---------  ---------

     Total
      non-
      interest
      expense        5,887      6,295      5,618      4,790      5,068
                 ---------  ---------  ---------  ---------  ---------

  Income
   before
   income
   taxes               694        593        704     (1,504)     1,052
 Income taxes           58         19         94       (738)       306
                 ---------  ---------  ---------  ---------  ---------

   Net income          636        574        610       (766)       746
                 ---------  ---------  ---------  ---------  ---------

    Effective
  dividend on
    preferred
        stock          422        422        168         --         --
                 ---------  ---------  ---------  ---------  ---------

   Net income
    available
   for common
 shareholders    $     214  $     152  $     442  $    (766) $     746
                 ---------  ---------  ---------  ---------  ---------

 NET INCOME
  PER COMMON
  SHARE
  Basic          $    0.02  $    0.02  $    0.05  $   (0.08) $    0.08
                 ---------  ---------  ---------  ---------  ---------
  Diluted        $    0.02  $    0.02  $    0.05  $   (0.08) $    0.08
                 ---------  ---------  ---------  ---------  ---------

 COMMON SHARE
  DATA
 ------------
   Book value
   per common
        share    $   10.46  $   10.24  $   10.17  $    9.88  $    9.79
     Tangible
   book value
   per common
        share         7.23       7.00       6.93       6.64       6.55
       Ending
       shares
  outstanding
     -- basic    9,626,559  9,626,559  9,626,559  9,626,559  9,612,743
     Weighted
      average
       common
       shares
  outstanding
   -- diluted    9,569,290  9,569,290  9,569,290  9,565,583  9,548,589
                 ---------  ---------  ---------  ---------  ---------
     Weighted
      average
       common
       shares
  outstanding    9,606,186  9,599,466  9,581,873  9,565,583  9,628,147

 PERFORMANCE
 RATIOS
 (annualized)
 ------------
    Return on
      average
       assets         0.24%      0.21%      0.24%     -0.14%      0.31%
    Return on
      average
       equity         2.06%      1.89%      2.08%     -1.36%      3.12%
     Yield on
      earning
       assets         5.68%      5.66%      5.79%      6.13%      6.30%
      Cost of
     interest
      bearing
  liabilities         3.03%      3.10%      3.18%      3.76%      3.81%
 Net interest
       margin         2.99%      2.92%      2.98%      2.75%      2.89%
   Efficiency
        ratio        68.94%     78.49%     69.96%     66.33%     68.46%
     Net loan
  charge-offs         0.68%      0.94%      0.22%      0.68%      0.08%

 (Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)

 INCOME STATEMENTS (unaudited)
 -----------------------------
                                                  For the Nine Month
                                                     Period Ended
                                                 Sept 30,     Sept 30,
                                                   2009         2008
                                                ---------    ---------

 INTEREST INCOME
 Loans                                          $  36,089    $  36,978
 Investment securities available
  for sale                                          6,134        3,640
 Fed funds sold and other
  interest-earning deposits                             8           75
                                                ---------    ---------
    Total Interest Income                          42,231       40,693
                                                ---------    ---------

 INTEREST EXPENSE
 Deposits                                          15,197       17,165
 Short-term borrowings                              1,477          333
 Long-term debt                                     3,646        4,036
                                                ---------    ---------
    Total Interest Expense                         20,320       21,534
                                                ---------    ---------
      Net Interest Income                          21,911       19,159
 Provision for loan losses                          4,787        2,547
                                                ---------    ---------
  Net interest income after
   provision for loan losses                       17,124       16,612
                                                ---------    ---------

 Non-interest income
  Mortgage loan origination income                    735          512
  Service charges and fees on
    deposit accounts                                1,208        1,177
  Earnings on life insurance                          660          431
  Gain/loss on sale of available
   for sale securities                                110           16
  Gain/(loss) on disposal of assets                    --           --
  Loss on impairment of
   nonmarketable investment                          (407)          --
  Other                                               363          621
                                                ---------    ---------

        Total non-interest income                   2,669        2,757

 Non-interest expense
  Salaries and employee benefits                    9,018        8,603
  Occupancy and equipment                           2,607        2,028
  Data processing                                   1,110          801
  FDIC deposit insurance premium                    1,332          295
  Other                                             3,733        3,528
                                                ---------    ---------
    Total non-interest expense                     17,800       15,255
                                                ---------    ---------

   Income before income taxes                       1,993        4,114
 Income taxes                                         172        1,337

                         Net income                 1,821        2,777
                                                ---------    ---------
    Effective dividend on preferred
                              stock                 1,012           --
                                                ---------    ---------
    Net income available for common
                      shareholders'             $     809    $   2,777
                                                =========    =========

 NET INCOME PER COMMON SHARE
  Basic                                         $    0.08    $    0.29
                                                =========    =========
  Diluted                                       $    0.08    $    0.29
                                                =========    =========

     Weighted average common shares
                outstanding - basic             9,569,290    9,476,117
                                                =========    =========
     Weighted average common shares
              outstanding - diluted             9,585,422    9,642,969
                                                =========    =========

 PERFORMANCE RATIOS (annualized)
 -------------------------------
           Return on average assets                  0.23%        0.41%
           Return on average equity                  2.01%        3.94%
            Yield on earning assets                  5.71%        6.51%
           Cost of interest-bearing
                        liabilities                  3.16%        3.90%
                Net interest margin                  2.96%        3.07%
                   Efficiency ratio                 72.42%       69.50%
               Net loan charge-offs                  0.61%        0.15%

 (Amounts in thousands except share and per share data)
 CONSOLIDATED BALANCE SHEETS (unaudited)
 ---------------------------------------
                 Sept. 30,   June 30,  March 31,  Dec. 31,   Sept. 30,
                   2009        2009       2009     2008 (a)    2008
                ---------- ---------- ---------- ---------- ----------
 ASSETS
 Cash and due
  from banks     $   7,841  $  10,394  $  10,373  $   9,917  $  12,320
 Interest
  earning
  deposits
  with banks         4,436      3,207     24,236        267        639
 Federal funds
  sold               5,545     15,285         99         99      9,477
 Investment
  securities
  available
  for sale at
  fair value       198,309    193,764    197,957    105,649     96,015
 Loans             771,997    775,301    787,657    785,377    769,060
 Allowance for
  loan losses      (13,782)   (13,144)   (13,855)   (12,585)    (9,988)
                ---------- ---------- ---------- ---------- ----------
   Net Loans       758,215    762,157    773,802    772,792    759,072
 Accrued
  interest
  receivable         4,255      4,347      4,207      3,341      3,327
 Federal Home
  Loan Bank
  stock             11,777     11,777     11,910      7,264      7,264
 Bank premises
  and
  equipment         11,946     12,007     11,842     10,845     10,297
 Investment
  in life
  insurance         17,444     17,229     17,011     16,812     16,517
 Goodwill           30,233     30,233     30,233     30,233     30,233
 Other
  intangibles          860        893        926        960        993
 Other assets       12,842     12,064      9,749     10,132      9,373
                ---------- ---------- ---------- ---------- ----------

        Total
       Assets   $1,063,703 $1,073,357 $1,092,345 $  968,311  $ 955,527
                ---------- ---------- ---------- ---------- ----------

 LIABILITIES
  AND STOCKHOLDERS'
  EQUITY
 LIABILITIES
 Deposits
  Demand         $  66,947 $   67,371 $   64,985 $   63,946 $   69,594
  Savings           59,973     58,150     59,393     58,834     64,214
  Money market
   and NOW         148,560    136,644    134,160    130,542    120,430
  Time             438,702    444,537    473,066    461,561    457,405
                ---------- ---------- ---------- ---------- ----------

        Total
     Deposits      714,182    706,702    731,604    714,883    711,643

 Short-term
  borrowings        88,000    128,000    114,758     37,706     20,000
 Long-term
  debt             133,748    113,748    121,748    116,748    125,748
 Accrued
  expenses
  and other
  liabilities        4,258      3,680      3,762      3,882      3,986
                ---------- ---------- ---------- ---------- ----------
        Total
  Liabilities      940,188    952,130    971,872    873,219    861,377
 STOCKHOLDERS'
 EQUITY
 Preferred stock    22,798     22,687     22,576         --         --
 Common stock        9,627      9,627      9,626      9,627      9,613
 Warrant             2,367      2,367      2,367         --         --
 Additional
  paid-in
  capital           74,484     74,439     74,395     74,349     74,256
 Retained
  earnings          11,298     11,083     10,931     10,489     11,254
 Accumulated
  other
  comprehensive
  income
  (loss)             2,941      1,024        578        627       (973)
                ---------- ---------- ---------- ---------- ----------

        Total
 Stockholders'
       Equity      123,515    121,227    120,473     95,092     94,150

        Total
  Liabilities
          and
 Stockholders'
       Equity   $1,063,703 $1,073,357 $1,092,345 $  968,311 $  955,527
                ========== ========== ========== ========== ==========

 (a)   Derived from audited consolidated financial statements.

 CAPITAL RATIOS
 --------------
     Tangible
    equity to
     tangible
       assets         8.95%      8.65%      8.42%      6.82%      6.81%
     Tangible
       common
    equity to
     tangible
       assets         6.74%      6.47%      6.29%      6.82%      6.81%
       Tier 1
     leverage
        ratio
     (current
      quarter
     estimate         9.48%      9.34%      9.45%      7.67%      7.89%
       Tier 1
   risk-based
      capital
        ratio
     (current
      quarter
     estimate)       11.49%     11.43%     11.29%      8.53%      8.66%
        Total
   risk-based
      capital
        ratio
     (current
      quarter
     estimate)       13.63%     13.56%     13.42%     10.68%     10.77%

 ASSET QUALITY
 RATIOS (in
 thousands)
 -------------
  Non accrual
        loans       16,540     13,335     16,421     13,094      2,772
     Accruing
   loans > 90
    days past
          due           --         --          4         --         --
                ---------- ---------- ---------- ---------- ----------
    Total non-
   performing
        loans       16,540     13,335     16,425     13,094      2,772
   Other real
       estate
      owned &
      reposs-
      essions        5,298      4,401      1,911      1,716      1,870
                ---------- ---------- ---------- ---------- ----------
   Total non-
   performing
       assets       21,838     17,736     18,336     14,810      4,642
                ========== ========== ========== ========== ==========
    Allowance
     for loan
    losses to
        loans         1.79%     1.70%      1.76%      1.60%       1.30%
         Non-
   performing
     loans to
  total loans         2.14%     1.72%      2.09%      1.67%       0.36%
         Non-
   performing
    assets to
 total assets         2.05%     1.65%      1.68%      1.53%       0.49%
 Restructured
          not
  included in
   categories
        above        4,482      4,482         89         --         --

 AVERAGE BALANCES
 (in thousands)
 ----------------
                             For the Three Month Period Ended
                 Sept. 30,  June 30,   March 31,   Dec. 31,  Sept. 30,
                   2009       2009       2009        2008      2008
                ---------- ---------- ---------- ---------- ----------
        Total
       Assets   $1,060,002 $1,070,516 $1,053,447 $  958,547 $  941,317
        Gross
        loans      772,419    782,886    788,810    779,534    765,539
     Earnings
       assets      983,005    998,892    985,755    889,992    871,723
     Deposits      706,356    704,791    703,872    712,511    695,083
    Interest-
      bearing
  liabilities      870,680    882,079    872,056    796,557    778,529
       Share-
     holders'
       equity      122,498    122,049    119,070     95,457     94,824

                  For the Nine Month
                     Period Ended
                  Sept 30,  Sept 30,
                    2009      2008
                ---------- ----------

        Total
       Assets    1,061,343    901,142
        Gross
        loans      781,311    728,901
     Earnings
       assets      989,207    834,737
     Deposits      705,015    663,080
    Interest-
      bearing
  liabilities      874,933    738,228
       Share-
     holders'
       equity      121,250     94,214

CONTACT:  Crescent State Bank
          Michael G. Carlton, President and CEO
          Bruce W. Elder, Vice President
          (919) 466-1005